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THE KNOT, INC.

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April 28, 2008

To the Stockholders of The Knot, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of The Knot, Inc., to be held at the offices of our subsidiary, Weddingpages Inc., 11106 Mockingbird Drive, Omaha, Nebraska 68137, on Wednesday, May 21, 2008 at 9:00 a.m.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement, which you are urged to read carefully.

If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

David Liu
Chief Executive Officer and
Chairman of the Board

THE KNOT, INC.
462 Broadway, 6th Floor
New York, New York 10013

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 21, 2008

TO THE STOCKHOLDERS OF THE KNOT, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Knot, Inc. (“The Knot”) will be held at the offices of The Knot’s subsidiary, Weddingpages Inc., 11106 Mockingbird Drive, Omaha, Nebraska 68137, on Wednesday, May 21, 2008 at 9:00 a.m. (the “Annual Meeting”) to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

(1)	To elect two (2) nominees to the class of directors whose terms expire in 2011;
(2)	To ratify the appointment of Ernst & Young LLP as The Knot’s independent registered public accounting firm for the year ending December 31, 2008; and
(3)	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 14, 2008 will be entitled to vote at the Annual Meeting and at any adjournment or postponement thereof. The stock transfer books of The Knot will remain open between May 11, 2008 and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the transfer books remain open prior thereto, at our offices during regular business hours.

By Order of the Board of Directors

Jeremy Lechtzin
Vice President, General Counsel and Secretary

April 28, 2008

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

THE KNOT, INC.

462 Broadway, 6th Floor
New York, New York 10013

PROXY STATEMENT

General

This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the “Common Stock”), of The Knot, Inc., a Delaware corporation (“The Knot”), in connection with the solicitation by the Board of Directors (the “Board”) of The Knot for use at the annual meeting of stockholders and at any adjournment or postponement of the annual meeting (the “Annual Meeting”). The Annual Meeting will be held at the offices of The Knot’s subsidiary, Weddingpages Inc., 11106 Mockingbird Drive, Omaha, Nebraska 68137 on Wednesday, May 21, 2008 at 9:00 a.m. All stockholders of record on April 14, 2008 will be entitled to notice of and to vote at the Annual Meeting. We intend to mail this Proxy Statement and the accompanying proxy (the “Proxy”) to our stockholders on or about April 30, 2008.

The mailing address of our principal executive office is 462 Broadway, 6th Floor, New York, New York 10013.

Purpose of Meeting

The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the “Proposals”). Each Proposal is described in more detail in this Proxy Statement.

Voting

On April 14, 2008, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 31,852,895 shares of Common Stock outstanding held by stockholders of record (excluding shares held in treasury, which are disregarded for purposes of voting). A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, while the stock transfer books remain open prior thereto, during regular business hours at our principal executive office at the address specified above. You are entitled to one vote for each share of Common Stock you hold on April 14, 2008.

The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted as present for purposes of determining whether a quorum is present at the Annual Meeting. “Broker non-votes” are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter for which the broker or nominee does not have discretionary power to vote.

If a quorum is present, the two nominees who receive the greatest number of votes properly cast (in person or by proxy) will be elected as directors for terms expiring in 2011. Neither abstentions nor broker non-votes will have any effect on the outcome of voting with respect to the election of directors. Stockholders may not cumulate votes for the election of directors.

Proposals other than for the election of directors shall be approved by the affirmative vote of the holders of a majority of the shares of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will be counted towards the tabulations of votes cast on these proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether such a proposal has been approved.

Under the General Corporation Law of the State of Delaware, stockholders are not entitled to dissenter’s rights with respect to any matter to be considered and voted on at the Annual Meeting, and The Knot will not independently provide stockholders with any such right.

Proxies

If the enclosed form of Proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the Proxy does not specify how the shares represented thereby are to be voted, the Proxy will be voted FOR the election of the directors proposed by the Board, FOR the ratification of Ernst & Young LLP as The Knot’s independent registered public accounting firm, and as the Proxy holders deem advisable for all other matters as may properly come before the Annual Meeting.

Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by:

•	notifying the Secretary of The Knot in writing before the Annual Meeting;
•	delivering to the Secretary of The Knot before the Annual Meeting a signed Proxy with a later date; or
•	attending the Annual Meeting and voting in person.

Solicitation

We will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, we may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone or other means by our directors, officers, employees or agents. No additional compensation will be paid to these individuals for any such services. Except as described above, we do not presently intend to solicit proxies other than by mail.

MATTERS TO BE CONSIDERED AT ANNUAL MEETING

PROPOSAL ONE — ELECTION OF DIRECTORS

General

The Knot’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), provides for a classified Board consisting of three classes of directors serving staggered three year terms. These classes are required to be as nearly equal in number as possible. Our Amended and Restated Bylaws (the “Bylaws”) provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by our stockholders at an annual meeting of stockholders. Two directors are to be elected at the Annual Meeting for a term expiring at the 2011 annual meeting of stockholders or until a successor has been duly elected and qualified.

The Board consists of six persons, as follows:

Class III (current term ends upon this Annual Meeting)	Class I (current term ends upon 2009 Annual Meeting)	Class II (current term ends upon 2010 Annual Meeting)
Lisa Gersh	Ira Carlin	Charles Baker
David Liu	Eileen Naughton	Sandra Stiles

The term of office for the two Class III directors listed above expires at the Annual Meeting. The Board has nominated Lisa Gersh and David Liu, the current Class III directors, to stand for re-election to the class of directors whose terms expire at the 2011 annual meeting of stockholders or until a successor is elected and has qualified. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a director at the time of the Annual Meeting, the Proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the Proxy holders will vote the Proxies received by them “FOR” the nominees named below.

Nominees for Term Ending Upon the 2011 Annual Meeting of Stockholders (Class III)

David Liu (42) is a co-founder of The Knot and has been our Chief Executive Officer and a director since our inception in May 1996. Mr. Liu also served as our President from May 1996 to October 2007. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he co-founded with Carley Roney, our Editor-in-Chief. Prior to January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader’s Digest. Mr. Liu received a B.F.A. in Film and Television from New York University. Mr. Liu is married to Ms. Roney.

Lisa Gersh (49) has served as one of our directors since June 2005. Ms. Gersh has been the President, Chief Operating Officer and co-founder of Oxygen Network since 1998. From 1986 to 1998, Ms. Gersh served as a founding partner of the New York law firm Kaplan & Seiler LLP. Ms. Gersh received a B.A. in Political Science and Economics from the State University of New York at Binghamton and earned her J.D. from Rutgers Law School.

Continuing Directors for Term Ending Upon the 2009 Annual Meeting of Stockholders (Class I)

Ira Carlin (60) has served as one of our directors since October 2006. Mr. Carlin retired in January 2008 after having served as Chairman-International of MAGNA Worldwide, a division of the Interpublic Group of Companies (IPG), since 2002. Mr. Carlin began his advertising career at Grey Advertising and was with IPG since 1974. From 1990 to 2002, Mr. Carlin served as Chairman and CEO of Universal McCann. Mr. Carlin received a B.A. in Physics from Hebrew University.

Eileen Naughton (50) has served as one of our directors since October 2006. Ms. Naughton has been Director, Media Platforms of Google since 2007 and before that was a Regional Director of Google since September 2006. From 2002 to 2006, Ms. Naughton served as president of the TIME Group and as VP of Investor Relations for Time Warner from 2000 to 2002. Ms. Naughton received a B.A. in International Relations and an M.B.A. in Finance from the University of Pennsylvania.

Continuing Directors for Term Ending Upon the 2010 Annual Meeting of Stockholders (Class II)

Charles Baker (41) has served as one of our directors since November 2005. Since June 2007, Mr. Baker has been an independent investor. Mr. Baker was the Senior Vice President and Chief Financial Officer of Monster Worldwide, Inc. from March 2005 through June 2007. From 1993 to 2005, Mr. Baker held various positions at Salomon Brothers (subsequently Smith Barney) and was a Managing Director in the Equity Research Department just prior to joining Monster Worldwide, Inc. Mr. Baker holds the Chartered Financial Analyst designation and is a former Chairman of the Media and Entertainment Analysts of New York Investment Society. Mr. Baker earned a B.A. from Yale College.

Sandra Stiles (58) has been our Chief Operating Officer since November 1998. From November 1998 to May 1999, she served as our Chief Financial Officer. Ms. Stiles has served as one of our directors since May 1998. From September 1994 to October 1998, she was the Senior Vice President and Director of Operations for the Children’s Book and Value Publishing division of Random House. She also served as a Vice President and the Corporate Controller of Random House from October 1990 to August 1994. Ms. Stiles received a B.S. in Accounting from New York University.

Corporate Governance

Overview.  The Board of Directors has adopted Corporate Governance Guidelines and implemented a number of corporate governance procedures to further strengthen the Board’s capacity to oversee The Knot and to serve the long-term interests of its stockholders. The Corporate Governance Guidelines, as well as Board committee charters, codes of conduct and other documents setting forth The Knot’s corporate governance practices, can be accessed in the “Investor Relations — Corporate Governance” section of The Knot’s website at www.theknot.com.

Director Independence.  In March 2008, the Board of Directors undertook its annual review of director independence. As a result of this review, the Board affirmatively determined that a majority of its directors (Mr. Baker, Mr. Carlin, Ms. Gersh and Ms. Naughton) are independent as defined by Rule 4200 of The Nasdaq Stock Market (“Nasdaq”) and Rule 10A-3 promulgated by the Securities and Exchange Commission (the “SEC”). Rule 10A-3 provides a safe harbor position that a person who is not the beneficial owner, directly or indirectly, of more than 10% of our Common Stock, and who is not one of our executive officers, will not be deemed to be an affiliate of The Knot for purposes of satisfying the audit committee member independence rules.

Presiding Director.  The Presiding Director’s primary responsibilities include presiding over periodic executive sessions of the non-employee members of the Board of Directors and performing other duties that the Board may from time to time delegate to assist it in the fulfillment of its responsibilities. The non-employee members of the Board have determined that they will each serve in this position on a rotating basis from meeting to meeting.

Codes of Conduct.  The Board has adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Both codes of conduct can be accessed in the “Investor Relations — Corporate Governance” section of The Knot’s website at www.theknot.com, as well as any amendments to, or waivers under, the Code of Ethics for the Chief Executive Officer and Senior Financial Officers. Copies may be obtained by writing to The Knot, Inc. at 462 Broadway, 6th Floor, New York, New York 10013, Attention: Investor Relations. The purpose of these codes of conduct and ethics is to promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; to promote full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by The Knot; and to promote compliance with all applicable rules and regulations that apply to The Knot and its officers, directors and employees.

Communicating with the Board of Directors

In order to communicate with the Board of Directors as a whole, with non-employee directors or with specified individual directors, correspondence may be directed to The Knot, Inc. at 462 Broadway, 6th Floor, New York, New York 10013, Attention: Corporate Secretary. All such correspondence will be forwarded to the appropriate director or group of directors.

Board Committees and Meetings

The Board met a total of seven times and acted by written consent two times in the year ended December 31, 2007. The Board has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee.

In addition to the meetings of the committees of the Board of Directors, our non-employee members of the Board of Directors met two times in executive session in 2007.

Each director attended at least 75% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings held by all Committees of the Board on which he or she served, that were held in 2007. The Knot’s policy on director attendance at annual meetings calls for directors to be invited but not required to attend annual meetings of stockholders. Two directors, Mr. Liu, our Chairman of the Board, and Ms. Stiles, attended the 2007 Annual Meeting of Stockholders.

The Nominating and Corporate Governance Committee, Compensation Committee and Audit Committee Charters can be accessed in the “Investor Relations — Corporate Governance” section of The Knot’s website at www.theknot.com.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is currently composed of Mr. Baker (Chair) and Mr. Carlin. The Nominating and Corporate Governance Committee acted by written consent once in 2007. The Nominating and Corporate Governance Committee reviews and recommends changes to The Knot’s Corporate Governance Guidelines and selects director nominees to the Board consistent with criteria approved by the Board. This Committee also makes recommendations to the Board concerning the structure and membership of the Board committees and oversees the annual evaluation of the Board and Board committee performance. The Nominating and Corporate Governance Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

The Board of Directors has determined that the Nominating and Corporate Governance Committee will consider director candidates that are recommended by stockholders. This Committee will evaluate nominees for director recommended by stockholders in the same manner as nominees recommended by other sources. The general qualifications and specific qualities and skills established by the Board for directors are set forth in Section B of The Knot’s Corporate Governance Guidelines. Stockholders wishing to bring a nomination for a director candidate before a stockholders meeting must give written notice to The Knot’s Corporate Secretary, pursuant to the procedures set forth in this section under “Communicating with the Board of Directors” and subject to the deadline set forth under the “Deadline for Receipt of Stockholder Proposals” section of this Proxy Statement. The stockholder’s notice must set forth all information relating to each person whom the stockholder proposes to nominate that is required to be disclosed under applicable rules and regulations of the SEC and The Knot’s Bylaws. The Knot’s Bylaws can be accessed in the “Investor Relations — Corporate Governance” section of The Knot’s website at www.theknot.com.

Compensation Committee

The Compensation Committee is currently composed of Mr. Carlin (Chair), Ms. Gersh and Ms. Naughton. The Compensation Committee met four times and acted by written consent four times in 2007. The Compensation Committee evaluates performance and establishes and oversees executive compensation policy and makes decisions about base pay, incentive pay and any supplemental benefits for the Chief Executive Officer and our other Executive Officers. The Compensation Committee also administers our stock incentive plans and approves the grant of stock options and restricted stock, the timing of the grants, the price at which options are to be offered and the number of shares for which options and restricted stock are to be granted to our executive officers, directors and other employees. The Compensation Committee also performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

In making its determinations with respect to executive compensation, the Compensation Committee has not historically engaged the services of a compensation consultant. The Compensation Committee has the authority to retain, terminate and set the terms of The Knot’s relationship with any outside advisors who assist the Committee in carrying out its responsibilities.

Audit Committee

The Audit Committee is currently composed of Mr. Baker (Chair), Ms. Gersh and Ms. Naughton. The Audit Committee met six times and acted by written consent once in 2007. The Audit Committee appoints our independent auditors, subject to ratification by our stockholders, reviews the plan for and the results of the independent audit, approves the fees of our independent auditors, reviews with management and the independent auditors our quarterly and annual financial statements and our internal accounting, financial and disclosure controls, reviews and approves transactions between The Knot and its officers, directors and affiliates and performs other duties and responsibilities as set forth in a Charter approved by the Board of Directors.

Each member of the Nominating and Corporate Governance Committee, Compensation Committee and the Audit Committee is independent, as independence is defined by the listing standards of Nasdaq and the applicable rules and regulations of the SEC. The Board has also determined that each member of the Audit Committee has the ability to read and understand financial statements and that Mr. Baker and Ms. Gersh qualify as Audit Committee financial experts as defined by the rules of the SEC. In addition, the Board has determined that Mr. Baker and Ms. Gersh each satisfy the Nasdaq rule requiring that at least one member of the Audit Committee have past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the member’s financial sophistication, including being, or having been, a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

Vote Required

The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The two nominees for the class of directors whose terms expire at the 2011 annual meeting of stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be elected directors of The Knot. Pursuant to applicable Delaware law, abstentions and broker non-votes will have no effect on the outcome of the vote. Unless otherwise instructed, the Proxy holders will vote each returned Proxy “FOR” the nominees named above.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the nominees listed above.

MANAGEMENT

The following table sets forth, as of April 14, 2008, the name, age and position of each of our executive officers and other key employees.

Name	Age	Position
David Liu	42	Chief Executive Officer and Chairman of the Board
Richard Szefc	58	Chief Financial Officer and Treasurer
Janet Scardino	48	President and Chief Marketing Officer
Sandra Stiles	58	Chief Operating Officer and Director
Nic Di Iorio	48	Executive Vice President and Managing Director, Technology Group
Carley Roney	39	Editor-in-Chief

David Liu is our Chief Executive Officer and Chairman of the Board. See “Nominees for Term Ending upon the 2011 Annual Meeting of Stockholders” for a discussion of his business experience. Mr. Liu is married to Ms. Roney.

Richard Szefc has served as our Chief Financial Officer since May 1999 and our Treasurer since September 1999. Mr. Szefc also served as our Secretary from September 1999 to October 2007. From July 1998 to May 1999, Mr. Szefc was an independent consultant. From April 1990 to June 1998, Mr. Szefc served as Executive Vice President and Chief Financial Officer of Random House. Mr. Szefc received a B.S. in Economics from the University of Pennsylvania.

Janet Scardino has been our President and Chief Marketing Officer since October 2007. She joined The Knot from Reuters Group PLC, where she was Executive Vice President from March 2005 through August 2007. Ms. Scardino was Executive Vice President and Managing Director of the Media division of Reuters from January 2006 through August 2007 and she served as Executive Vice President and Global Head of Marketing of Reuters Media from March 2005 through January 2006. Between February 2003 and March 2005, Ms. Scardino was a digital media entrepreneur. From March 2001 to February 2003, Ms. Scardino was Senior Vice President, International Marketing for the America Online division of AOL Time Warner Inc. Between 1998 and 2001, Ms. Scardino was Managing Director for the Disney Channel Italy, a wholly owned subsidiary of The Walt Disney Company. Prior to that, Ms. Scardino served in various positions for MTV Networks from 1987 to 1997, most recently as Vice President, International Marketing for MTV: Music Television. Ms. Scardino is a director of Stockgroup Information Systems Inc. Ms. Scardino received a B.S. in Communications from Emerson College.

Sandra Stiles is our Chief Operating Officer and a director. See “Continuing Directors for Term Ending upon the 2010 Annual Meeting of Stockholders” for a discussion of her business experience.

Nic Di Iorio has been our Executive Vice President and Managing Director, Technology Group since February 2008. Before joining The Knot, he was Principal of MarCom ASP Limited, a consulting company, from July 2006 to January 2007, and an independent consultant thereafter. Before that, he was Chief Technology Officer of the Interpublic Group of Companies (IPG), from October 2003 to June 2006. Prior to that, Mr. Di Iorio held the dual role of Executive Vice President, Chief Information Officer of the McCann WorldGroup (a wholly-owned subsidiary of IPG) and Chief Executive Officer of Marketing Communications Technologies Inc. (a wholly-owned subsidiary of the McCann WorldGroup), from April 1995 to September 2003. Mr. Di Iorio joined McCann-Erickson Worldwide in 1995 as Senior Vice President, Director of Information Technology. Before joining McCann, Mr. Di Iorio spent four years at Young & Rubicam as Vice President, Director of Global Network Services. He also spent ten years in Research and Development organizations at GTE and AT&T Bell Laboratories working on new technologies in the area of distributed systems, data networking, security and telecommunications. Mr. Di Iorio earned a B.S. from City College of New York and a M.S. from Polytechnic University.

Carley Roney is a co-founder of The Knot. She has served as our Editor-In-Chief since our inception in May 1996. From May 1996 to September 1999, she also served as Vice President of Creative Development. From January 1994 to May 1996, she served as President at RunTime Inc., a CD-ROM development firm that she co-founded with David Liu, our Chief Executive Officer. Ms. Roney received a M.A. in Cultural Studies and a B.F.A. in Film and Television from New York University. Ms. Roney is married to Mr. Liu.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the elements of compensation for our executive officers identified in the Summary Compensation Table. As further described in the “Board Committees and Meetings” section of this Proxy Statement, the Compensation Committee of the Board (referred to in this discussion as “the Committee”) is responsible for determining the total direct compensation of our executive officers including base salary, annual cash incentives, stock options and restricted stock. The Committee is also responsible for the administration of our Employee Stock Purchase Plan which was established to offer all of our employees the opportunity to acquire an equity stake in The Knot. Our executive officers are also eligible to participate in this plan.

The design and day-to-day administration of our savings and health plans, which are generally available to all of our employees including the executive officers, are handled by representatives of our Human Resources department although certain annual modifications to provisions of these plans have been approved by the Chief Operating Officer and Chief Financial Officer. The Committee or the Board remains responsible for material changes to the scope of these plans or the introduction of new benefit plans.

Compensation Objectives

The goal of our executive compensation program is to retain and attract top quality management and to motivate them to contribute to the achievement of our business objectives that are established to create long-term value for our stockholders.

The Committee relies upon its judgment in making compensation decisions, after reviewing the performance of The Knot and carefully evaluating each executive’s performance during the year against established goals, leadership qualities, operational performance, business responsibilities, career with The Knot, current compensation arrangements and long-term potential to enhance stockholder value. The Committee also considers the recommendations of the Chief Executive Officer on compensation for other executive officers.

As part of its process, the Committee has not historically utilized the assistance of independent compensation consultants, but it does review executive compensation elements for a select group of publicly traded Internet and media companies with similar operating characteristics and market capitalization to The Knot. This information is compiled by The Knot from proxy statements and other public reports filed by these companies. The Committee believes this information provides a reasonable indication of the market for executive services in which The Knot competes. The current Internet and media companies within this group include 1-800-FLOWERS.COM, Inc, Autobytel, Inc., Bankrate, Inc., Blue Nile, Inc., Cnet Technology Inc., InfoSpace, Inc., Martha Stewart Living Omnimedia, Inc., Move, Inc., PlanetOut, Inc., Priceline.com Incorporated and WebMD Health Corp.

Elements of Executive Compensation

Executive officers are compensated with a combination of cash payments and equity awards designed to reward recent results and motivate long-term performance. We do not set apportionment goals for each form of compensation. We believe the most important indicator of whether our compensation objectives are being met is our ability to motivate our executive officers to deliver superior performance and retain them to continue their careers with The Knot. The primary elements of the compensation packages for our executive officers currently include the following:

•	Base salary and benefits which are designed to attract and retain executives over time.
•	Awards under our Annual Incentive Plan which are designed to focus the executives on the key objectives that are part of The Knot’s operating plan for a particular year.
•	Long-term incentives in the form of stock options and restricted Common Stock under our stockholder-approved 1999 Stock Incentive Plan which are designed to align the interest of each executive officer with those of The Knot’s stockholders and provide each individual with a significant incentive to manage The Knot from the perspective of an owner with an equity stake. Through 2007, long-term incentives have represented the most significant elements of compensation for our current executive officers.

We do not maintain any retirement plans or plans that provide for deferral of compensation other than our 401(k) savings plan.

Base Salary

The base salary for each executive officer is determined on the basis of a number of factors: experience, personal performance, the median salary levels in effect for similar positions within the comparison group of companies and internal base salary comparability considerations. The weight given to each of these factors may differ from individual to individual as the Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made effective March 1 in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Committee takes into account The Knot’s performance in the year then ended. Effective March 1, 2007 and March 1, 2006, the Committee approved a base salary increase of 5% for each of the executive officers employed by The Knot at those times.

Annual Incentive Plan

Our executive officers are eligible for a cash bonus under our Annual Incentive Plan based on The Knot’s financial performance together with certain individual objectives that may be applicable to the executive. Each executive officer is assigned a target bonus opportunity expressed as a percentage of base salary. The Committee considers targeted bonus opportunities for similar positions in the comparison group of companies as part of the process for establishing targets for our executives. For 2007 and 2006, the target bonus opportunity for each of the executive officers was 33 1/3%. The maximum bonus opportunity was 100% for Mr. Liu, 85% for each of Ms. Stiles and Mr. Szefc and 70% for Mr. Cardenas-Nolazco based upon performance above target. There were no threshold bonus opportunities.

For 2007 and 2006, the bonus opportunities were based 100% on The Knot’s financial performance weighted equally between revenue and net income goals. However, 50% of each executive’s actual bonus for 2007, and 10% to 60% of an executive’s actual bonus for 2006 depending on the officer, was further based upon the achievement of individual objectives.

In the determination of revenue and net income for purposes of establishing The Knot’s financial performance for bonus purposes, the Committee can adjust actual results to exclude the impact of certain extraordinary or unusual items to more accurately reflect the overall performance of the executive team. No such adjustments were made for 2007. For 2006, a non-cash tax benefit of $9.4 million, resulting from the reversal of a portion of a valuation allowance against The Knot’s net deferred tax assets, was excluded from net income in determining the 2006 bonus opportunity. In addition, we acquired WeddingChannel on September 8, 2006. The results of operations for WeddingChannel, which were included in our consolidated results of operations since the acquisition date, were also excluded from the bonus calculations for 2006.

The target and maximum bonus opportunities for each executive for 2007 are included in the “Grants of Plan-Based Awards in 2007” table in the columns under the heading “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.” No bonuses were paid under the 2007 Annual Incentive Plan. The actual bonus amounts paid under the 2006 Annual Incentive Plan are included in the “Summary Compensation Table” in the column “Non-Equity Incentive Plan Compensation.”

Over the past three years, The Knot achieved performance in excess of the target level in 2005 and 2006 but did not achieve the maximum performance level, and in 2007 did not achieve performance in excess of the target level. The payout percentage to the executive officers for 2005 was between approximately 22% below and 15% above the participant’s target bonus opportunity, and for 2006 was between approximately 38% and 58% below the participant’s target bonus opportunity, with an average approximate payout percentage for those two years of 23% below the target bonus opportunity. Because The Knot did not achieve performance in excess of the target level in 2007, no bonuses were paid under the Annual Incentive Plan for that year. Generally, the Committee sets the target and maximum bonus opportunities such that the relative difficulty of achieving the target level is consistent from year to year.

In addition to the payment of a bonus under the Annual Incentive Plan, the Committee may approve an additional discretionary bonus for exceptional performance or for accomplishments which were not originally considered in the establishment of individual objectives under the Annual Incentive Plan. No such discretionary bonuses were paid for 2007. For 2006, the Committee approved additional discretionary bonuses to each of our executive officers in connection with their efforts with respect to the acquisition of WeddingChannel on September 8, 2006 and the related integration activities that took place subsequent to that date. The discretionary bonuses awarded to Mr. Liu and Mr. Szefc were also in consideration of their efforts in connection with both our private placement and follow-on offering of Common Stock during the third quarter of 2006. The actual discretionary bonuses paid to each of our executives for 2006 are included in the “Summary Compensation Table” in the column “Bonus.”

Our President, Janet Scardino, joined The Knot in October 2007 and did not participate in our 2007 Annual Incentive Plan. Instead, she received a cash bonus for 2007 that was specified in her employment agreement, and is included in the “Summary Compensation Table” in the column “Bonus.”

Long-Term Incentives

Our long-term incentive compensation has historically been provided through grants of stock options and restricted stock. Option grants allow the executive to acquire shares of our Common Stock at a fixed price per share, which is the closing market price of our Common Stock on the date of grant, during the term of the option. Historically our option grants have had 10-year terms, although options granted in 2007 to certain executive officers have 5-year terms. Each option generally becomes exercisable in installments over periods ranging up to four years from the grant date. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period, and then only if the market price of our Common Stock appreciates from the option’s exercise price. Restricted stock is issued to executives at par value ($0.01 per share) and generally vests in installments over periods ranging three to four years from the grant date. Accordingly, the restricted stock grant will provide a return to the executive officer only if the executive officer remains employed during the vesting period. The value of the restricted stock to the executive increases as the market price of our Common Stock increases, but because no specific amount of market price appreciation is necessary for a return to be provided to the executive, the number of shares underlying our restricted stock grants is lower relative to the number of shares underlying stock option grants.

The Committee considers several factors when determining long-term incentive compensation grants to an executive officer, including long-term incentive compensation awarded within the comparison group of companies, the number of unvested stock-based awards held by the executive, the executive’s performance during the prior year, the executive’s expected contribution to our long-term performance and the retention value of the award. All stock-based awards to executive officers are approved by the Committee, and grants are made on or following the date of the Committee approval. The Committee also approves any stock-based grants in connection with the hiring of an executive officer.

In January 2006, we granted awards of service-based restricted stock of 72,000 shares to Mr. Liu and 56,000 shares to each of Ms. Stiles and Mr. Szefc. The first 50% of these restricted stock awards vested on August 31, 2007 and the remaining 50% began to vest thereafter in a series of 24 equal monthly installments.

In May 2007, we granted stock options for 160,000 shares to Mr. Liu and 125,000 shares to each of Ms. Stiles and Mr. Szefc. These options will vest in a series of three equal annual installments beginning on May 29, 2008.

In October 2007, we granted an award of service-based restricted stock of 50,000 shares to Ms. Scardino in connection with her hire. The first 25% of this grant will vest on October 8, 2008 and the remaining 75% will vest thereafter in a series of 36 equal monthly installments.

Executive Severance and Change-In-Control Agreements

Mr. Liu does not have an employment agreement with The Knot.

On November 2, 1998, we entered into an employment agreement with Ms. Stiles, our Chief Operating Officer, which is terminable at any time. In the event of her termination without cause, Ms. Stiles is entitled to one year’s salary plus all benefits associated with her employment.

On May 31, 1999, we entered into an employment agreement with Mr. Szefc, our Chief Financial Officer, which is terminable at any time. In the event of his termination without cause, Mr. Szefc is entitled to one year’s salary plus all benefits associated with his employment.

On September 27, 2007, we entered into an employment agreement with Ms. Scardino, our President, which is terminable at any time. In the event of her termination without cause, or if she resigns for “good reason” (as defined in the agreement), Ms. Scardino is entitled to one year’s salary plus all benefits associated with her employment. A “good reason” under Ms. Scardino’s agreement means (1) any reduction of her base salary, (2) the relocation of her principal place of business outside of New York City, or (3) the material diminution of her responsibilities or authority, any reduction of her title or if she no longer reports to The Knot’s Chief Executive Officer.

Upon involuntary termination for Mr. Liu or upon voluntary termination (unless for “good reason” as described above), termination for cause, death or disability, each of our executive officers would receive benefits available generally to all employees of The Knot including distributions from the 401(k) plan, disability benefits if applicable and accrued vacation pay. With the exception of termination for cause, vested stock options held by each named executive would remain exercisable for periods also available generally to employees of The Knot. Upon termination for cause, all outstanding stock options held by our executives would be cancelled immediately and all unvested shares of restricted Common Stock would be forfeited.

In the event that The Knot is acquired by merger, asset sale or sale of more than 50% of our voting securities by the stockholders, the restricted stock granted to Mr. Liu, Ms. Stiles, Mr. Szefc and Ms. Scardino would vest equal to the greater of (i) the shares of restricted stock that would otherwise have vested during the one year period following the change-in-control or (ii) 50% of the shares of restricted stock that are not vested on the date of the change-in-control. Similar accelerated vesting provisions apply to the stock options granted to Mr. Liu, Ms. Stiles and Mr. Szefc in May 2007. For additional information regarding estimates of amounts payable in connection with executive severance or a change-in-control, see the “Potential Payments Upon Termination or Change-In-Control” tables.

Mr. Cardenas-Nolazco resigned from The Knot effective February 29, 2008. The Knot entered into an agreement with Mr. Cardenas-Nolazco, pursuant to which he will provide consulting services to The Knot on an as-needed basis for six months following his resignation and The Knot will pay Mr. Cardenas-Nolazco an aggregate amount of $110,250 in semi-monthly installments during that period. The payments will be made to Mr. Cardenas-Nolazco regardless of the amount of consulting services, if any, he provides to The Knot, but only so long as he complies with the confidentiality and other obligations contained in the agreement.

Stock Ownership Guidelines

Currently, we have not established stock ownership guidelines for our executive officers. Each of our executive officers retains substantial equity value in The Knot in the form of Common Stock, vested and unvested stock options and unvested restricted stock.

Potential Impact on Compensation from Executive Misconduct

If the Board determines that an executive officer has engaged in fraudulent or intentional misconduct, the Board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the wrongdoer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, (1) termination of employment, (2) initiating an action for breach of fiduciary duty, and (3) if the misconduct resulted in a significant restatement of The Knot’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or rewarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

Policy on Stock Trading and Hedging

We have in place a pre-clearance process for all trades in our securities which all executive officers and other insiders must follow. Executive officers and other insiders are also prohibited from short-selling our Common Stock or engaging in transactions involving traded options, warrants, stock appreciation rights or similar rights whose value is derived from the value of our Common Stock. This prohibition includes, but is not limited to, trading in The Knot-based put and call option contracts, transacting in straddles, and the like.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain executive officers. The limitation applies only to compensation which is not considered to be performance-based including base salaries, cash bonuses under non-equity incentive plans which have not been approved by The Knot’s stockholders and grants of service-based restricted stock. The non-performance based compensation paid to our executive officers for 2006 did not exceed the $1 million limit per executive. The non-performance based compensation for Mr. Liu and Ms. Stiles exceeded the $1 million limit per executive in 2007, significantly due to the vesting of the restricted stock awarded to these executives in January 2006. Fifty percent of the awards vested on August 31, 2007, and the compensation attributable to these executives with respect to these awards for tax reporting purposes was based on the fair market value of our Common Stock on that date, which was significantly higher than the fair market value of the Common Stock on the grant date of the awards.

The Committee will consider the impact of this deductibility limit on the compensation it intends to award in 2008. The Committee will exercise its discretion to award compensation that does not meet the requirements of Section 162(m) when it considers it to be in the best interest of The Knot to do so.

New Executive Officer in 2008

In February 2008, The Knot appointed Nic Di Iorio as its Executive Vice President and Managing Director, Technology Group. The Knot entered into an employment agreement with Mr. Di Iorio confirming the terms of his employment, which are briefly described below.

Mr. Di Iorio will receive an annual salary of $275,000. He will participate in the Annual Incentive Plan for 2008. We granted Mr. Di Iorio an award of service-based restricted stock of 40,000 shares in connection with the commencement of his employment. The first 25% of this grant will vest on February 4, 2009 and the remaining 75% will vest thereafter in a series of 12 equal quarterly installments. This grant is subject to accelerated vesting provisions similar to those applicable for other executive officers. In the event of Mr. Di Iorio’s termination without cause, or if he resigns for “good reason” (as discussed above with respect to Ms. Scardino’s employment agreement), Mr. Di Iorio is entitled to one year’s salary plus all benefits associated with his employment.

Compensation Committee Report

The Compensation Committee of the Board of Directors has furnished the following report:

The Committee has reviewed and discussed the Compensation Discussion and Analysis (CD&A) with The Knot’s management. Based on that review and discussion, the Committee has recommended to the Board of Directors that the CD&A be included in The Knot’s Proxy Statement for the 2008 Annual Meeting of Stockholders and incorporated by reference into The Knot’s Annual Report on Form 10-K.

Submitted by the Compensation Committee of The Knot’s Board of Directors:

Ira Carlin (Chair)
Lisa Gersh
Eileen Naughton

Summary Compensation Table

The following table sets forth information with respect to the compensation of the following executive officers of The Knot for services rendered in all capacities to us for the years ended December 31, 2007 and 2006. In this Proxy Statement, we refer to these individuals as our Named Executive Officers.

Name and Principal Position	Year	Salary ($)(3)	Bonus ($)(4)	Stock Awards ($)(5)(7)	Option Awards ($)(6)(7)	Non-Equity Incentive Plan Compensation ($)(8)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(9)	All Other Compensation ($)(10)	Total ($)
David Liu	2007	367,000	—	233,376	196,737	—	—	13,863	810,976
Chief Executive Officer	2006	343,333	35,376	247,104	66,627	70,752	—	15,254	778,446
Richard Szefc	2007	317,333	—	181,515	153,703	—	—	13,368	665,919
Chief Financial Officer	2006	296,417	28,880	192,192	52,053	57,760	—	16,181	643,483
Janet Scardino(1)	2007	69,423	25,000	65,685	—	—	—	72	160,180
President
Sandra Stiles	2007	328,125	—	181,515	153,703	—	—	23,994	687,337
Chief Operating Officer	2006	306,875	32,345	192,192	52,053	43,155	—	26,703	653,323
Armando Cardenas-Nolazco(2)	2007	218,750	—	—	33,130	—	—	746	252,626
Chief Technology Officer	2006	204,583	9,345	—	68,680	37,380	—	814	320,802

(1)	Ms. Scardino joined The Knot on October 8, 2007.
(2)	Mr. Cardenas-Nolazco resigned from The Knot effective February 29, 2008.
(3)	The annual salary rate at December 31, 2007 for the following named executive officers, set by the Compensation Committee effective March 1, 2007, was as follows: Mr. Liu, $370,000; Mr. Szefc, $320,000; Ms. Stiles, $330,750; and Mr. Cardenas-Nolazco, $220,500. Ms. Scardino’s annual salary rate at December 31, 2007 was $300,000. The annual salary rate at December 31, 2006 for the following named executive officers, set by the Compensation Committee effective March 1, 2006, was as follows: Mr. Liu, $352,000; Mr. Szefc, $304,000; Ms. Stiles, $315,000; and Mr. Cardenas-Nolazco, $210,000
(4)	Amounts for 2006 represent discretionary bonus payments outside of The Knot’s 2006 Annual Incentive Compensation Plan, which were approved by the Compensation Committee and paid in March 2007.
(5)	Amounts represent the expense recognized in The Knot’s statements of income for 2007 and 2006 for service-based restricted stock awards, calculated in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), which was allocated to service provided by each of the named executive officers in those years. For Mr. Liu, Mr. Szefc and Ms. Stiles, this expense related to January 2006 restricted stock grants, which vested 50% on August 31, 2007 and the remaining 50% began to vest thereafter in a series of 24 equal monthly installments. For Ms. Scardino, this expense related to an October 2007 restricted stock grant, of which the first 25% will vest on the first anniversary of the grant date and the remaining 75% will vest thereafter in a series of 36 equal monthly installments.
(6)	Amounts represent the expense recognized in The Knot’s statements of income for 2007 and 2006 for outstanding stock option awards, calculated in accordance with SFAS No. 123(R), which was allocated to service provided by each of our executive officers in those years. For Mr. Liu, Mr. Szefc and Ms. Stiles, this expense related to options awarded in June 2003 and June 2004, which vested in a series of 36 equal monthly installments from the grant dates, and options awarded in May 2007, which will vest in a series of three equal annual installments from the grant date. For Mr. Cardenas-Nolazco, this expense related to options awarded in December 2004, which vested 25% one year from the grant date and the remaining 75% began to vest thereafter in a series of 36 equal monthly installments.

(7)	See Note 12 (“Stock Plans”) to The Knot’s consolidated financial statements set forth in The Knot’s Form 10-K for the year ended December 31, 2007 for the assumptions made in valuing stock-based compensation under SFAS No. 123(R). In calculating the amounts, no estimates were made for potential forfeitures.
(8)	Amounts represent payments under The Knot’s 2007 and 2006 Annual Incentive Plans.
(9)	The Knot does not maintain any retirement plans or plans that provide for the deferral of compensation other than our 401(k) savings plan.
(10)	Amounts represent the value of perquisites and other personal benefits which are further detailed below.

Name	Year	The Knot Leased Automobile ($)	The Knot Matched 401(k) Contribution ($)	Group Life Insurance ($)	Employee Stock Purchase Plan ($)(a)	Total ($)
David Liu	2007	9,117	3,875	862	—	13,864
	2006	11,962	2,430	862	—	15,254
Richard Szefc	2007	9,627	—	862	3,139	13,368
	2006	9,299	—	862	6,020	16,181
Janet Scardino	2007	—	—	72	—	72
Sandra Stiles	2007	13,569	3,875	862	5,688	23,994
	2006	14,942	3,750	862	7,149	26,703
Armando Cardenas-Nolazco	2007	—	—	746	—	746
	2006	—	—	814	—	814

(a)	Amounts represent the expense recognized in The Knot’s statements of income for 2007 and 2006 for the fair value of rights arising from elections made by the executive under The Knot’s Employee Stock Purchase Plan during 2006 and 2007, calculated in accordance with SFAS No. 123(R).

Grants of Plan-Based Awards in 2007

The following table sets forth information concerning awards under our equity and non-equity incentive plans granted to each of the Named Executive Officers in 2007, including performance-based awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Market Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David Liu	5/29/2007	5/29/2007								160,000	18.26	18.26	952,000
	5/29/2007	5/29/2007	0	123,500	370,000
Richard Szefc	5/29/2007	5/29/2007								125,000	18.26	18.26	743,750
	5/29/2007	5/29/2007	0	106,500	259,000
Janet Scardino(1)	10/8/2007	9/28/2007							50,000			22.93	1,146,000
Sandra Stiles	5/29/2007	5/29/2007								125,000	18.26	18.26	743,750
	5/29/2007	5/29/2007	0	110,000	280,500
Armando Cardenas-Nolazco	5/29/2007	5/29/2007	0	73,500	154,000

(1)	Ms. Scardino joined The Knot on October 8, 2007 and did not participate in the 2007 Annual Incentive Plan.
(2)	Amounts shown represent the threshold, target and maximum awards that could be earned by the executive officer under The Knot’s 2007 Annual Incentive Plan. Awards are based on a combination of The Knot performance as measured by revenue and net income, as defined, and the achievement of individual performance objectives. Actual incentives paid for 2007 are shown in the “Summary Compensation Table” in the “Non-Equity Incentive Plan Compensation” column.

(3)	Represents service-based restricted Common Stock award under The Knot’s Amended and Restated Stock Incentive Plan. The first 25% of the grant will vest on the first anniversary of the grant date and the remaining 75% will vest thereafter in a series of 36 equal monthly installments. Under the Stock Incentive Plan, stock award recipients pay The Knot the par value for the stock ($0.01 per share).
(4)	Represents stock option awards under The Knot’s Amended and Restated Stock Incentive Plan. The options will vest in a series of three equal annual installments from the grant date.
(5)	The amounts reported represent the full grant date fair value of all long-term incentive awards (restricted stock and stock option awards) granted to the executive officers in 2007 calculated in accordance with SFAS 123(R). The grant date fair value of restricted stock is determined based on the number of shares granted and the fair value of The Knot’s Common Stock on the grant date, which is the closing sales price per share of our Common Stock reported on The Nasdaq Global Market on that date, less the consideration paid by the recipient for the award. The grant date fair value of stock options is determined using the Black-Scholes valuation model. The calculation for fair value of stock options requires considerable judgment including the estimation of stock price volatility, expected option lives and risk-free investment rates. We develop estimates based on historical data and market information which may change significantly over time and, accordingly, have a large impact on valuation.

Outstanding Equity Awards at December 31, 2007

The following table set forth information concerning outstanding equity awards for each of the Named Executive Officers at December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
David Liu	125,000	0			0.94	11/29/2010
	6,945	0			0.42	11/30/2011
	160,000	0			2.80	6/30/2013
	160,000	0			4.00	6/30/2014
							30,000	(5)	478,200
	0	160,000	(3)		18.26	5/29/2012
Richard Szefc	0	0			1.50	5/31/2009
	125,000	0			0.94	11/29/2010
	27,294	0			0.42	11/30/2011
	125,000	0			2.80	6/30/2013
	125,000	0			4.00	6/30/2014
							23,336	(5)	371,976
	0	125,000	(3)		18.26	5/29/2012
Janet Scardino							50,000	(6)	797,000
Sandra Stiles	0	0			0.50	5/1/2008
	0	0			0.94	11/29/2010
	0	0			0.42	11/30/2011
	125,000	0			2.80	6/30/2013
	125,000	0			4.00	6/30/2014
							23,336	(5)	371,976
	0	125,000	(3)		18.26	5/29/2012
Armando Cardenas-Nolazco	10,500	25,000	(4)		5.05	12/31/2014

(1)	For each option shown, the expiration date is the 10th anniversary of the date the option was granted, except for options granted on May 29, 2007 ($18.26 strike price) expire on the fifth anniversary of the grant date.
(2)	Calculated by multiplying the number of restricted shares of Common Stock by the closing sales price per share of The Knot’s Common Stock reported on The Nasdaq Global Market on December 31, 2007 ($15.94).
(3)	The options will vest in a series of three equal annual installments beginning on May 29, 2008.
(4)	The remaining options were to become exercisable in a series of equal monthly installments through December 31, 2008. Mr. Cardenas-Nolazco resigned from The Knot effective February 29, 2008 and the options ceased vesting on that date.
(5)	The restricted stock vested 50% on August 31, 2007 and the remaining 50% began to vest thereafter in a series of 24 equal monthly installments.
(6)	The first 25% of the restricted stock will vest on October 8, 2008 and the remaining 75% will vest thereafter in a series of 36 equal monthly installments.

Option Exercises and Stock Vested in 2007

The following table sets forth information concerning the number of shares acquired and the value realized by the named executive officers as a result of stock option exercises and restricted stock vesting in 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
David Liu	—	—	42,000	858,885
Richard Szefc	129,998	3,404,265	32,664	667,975
Janet Scardino	—	—	—	—
Sandra Stiles	—	—	32,664	667,975
Armando Cardenas-Nolazco	64,500	921,775	—	—

(1)	Value realized on exercise is based on the market price of our Common Stock on the date of exercise (closing price) less the exercise price, multiplied by the number of shares underlying the exercised options.
(2)	Value realized on vesting is based on the market value of our Common Stock on the date of vesting (closing price), multiplied by the number of restricted shares.

Potential Payments Upon Termination or Change-In-Control

As described in the Compensation Discussion and Analysis, upon voluntary termination, termination for cause, death or disability, each of our executive officers would receive benefits available generally to all employees of The Knot. The tables below describe and quantify additional compensation that would have become payable to certain of our executives in connection with an involuntary termination of their employment or a change in control of The Knot on December 31, 2007. Where applicable, the amounts payable assume a $15.94 fair value of our Common Stock (the closing price on December 31, 2007).

Involuntary Termination

Name	Salary ($)	The Knot Leased Automobile ($)	The Knot Matched 401(k) Contribution ($)(1)	Health, Group Life Insurance and Related Benefits ($)	Total ($)
Richard Szefc	320,000	8,862	—	8,393	337,255
Janet Scardino	300,000	—	—	4,548	304,548
Sandra Stiles	330,750	10,788	3,875	8,393	353,806

(1)	Estimated to equal the matched contribution by The Knot for 2007.

Change-In-Control

	Accelerated Vesting(1)
Name	Stock Options ($)(2)	Restricted Stock ($)(3)	Total ($)
David Liu	—	286,920	286,920
Richard Szefc	—	223,032	223,032
Janet Scardino	—	398,500	398,500
Sandra Stiles	—	223,032	223,032

(1)	As described in the Compensation Discussion and Analysis, certain unvested stock options and restricted stock would be subject to accelerated vesting in connection with a change-in-control.
(2)	The fair market value of our Common Stock on December 31, 2007 was less than the exercise price of the options subject to accelerated vesting.
(3)	Amounts represent the fair market value of our Common Stock on December 31, 2007 multiplied by the number of restricted shares subject to accelerated vesting.

Compensation of Directors in 2007

In June 2005, the Board ratified the adoption of the following policies by the Compensation Committee for cash and equity compensation for non-employee directors:

Annual Service.  Each non-employee director will receive a grant of 7,500 restricted shares of Common Stock upon initial appointment to the Board, which vest in three equal annual installments upon the director’s completion of each year of Board service over the three-year period measured from the grant date. In addition, on the date of each Annual Meeting of Stockholders, each non-employee director who is to continue to serve as a non-employee Board member will receive a grant of 2,500 restricted shares of Common Stock which vest upon the director’s completion of one year of Board service measured from the grant date.

Meeting Fees.  Each non-employee director is entitled to receive $2,000 for each Board meeting attended in person and $500 for each Board meeting attended telephonically.

Audit Committee Chairperson.  In addition to the fees set forth above, the Chairperson of the Audit Committee is paid an annual fee of $5,000 as compensation for the additional responsibilities and duties of the position.

We also reimburse our directors for travel and other out-of-pocket costs incurred in connection with their attendance at meetings of the Board.

The following table sets forth information concerning the compensation for The Knot’s non-employee directors in 2007.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Charles Baker	15,000	66,984	—	—	—	—	91,984
Ira Carlin	14,000	79,733	—	—	—	—	93,733
Lisa Gersh	9,500	53,149	—	—	—	—	62,649
Eileen Naughton	8,000	79,733	—	—	—	—	87,733
Peter Sachse(1)	—	—	—	—	—	—	—

(1)	Mr. Sachse resigned from the Board on April 11, 2007. Mr. Sachse elected not to receive cash or equity compensation in connection with his Board service.
(2)	Amounts represent the expense recognized in The Knot’s statements of income for service-based restricted stock awards granted in 2007, 2006 and 2005, calculated in accordance with SFAS No 123(R)

which was allocated to service provided by the non-employee director in 2007. See Note 12 (“Stock Plans”) to The Knot’s Form 10-K for the year ended December 31, 2007 for the assumptions made in valuing stock-based compensation under SFAS No. 123(R).

On May 23, 2007, Mr. Baker, Mr. Carlin, Ms. Gersh and Ms. Naughton were each granted 2,500 restricted shares of Common Stock with a grant date value of $46,400. These restricted shares will vest on May 23, 2008. On May 24, 2006, Mr. Baker and Ms. Gersh were each granted 2,500 restricted shares of Common Stock with a grant date value of $39,000. These restricted shares vested on May 24, 2007. On October 3, 2006, in connection with their initial appointment to the Board, Mr. Carlin and Ms. Naughton were each granted 7,500 restricted shares of Common Stock with a grant date value of $155,000. These restricted shares began vesting in three equal annual installments over the three-year period measured from the grant date.

At December 31, 2007, the number of unvested restricted shares of Common Stock outstanding was: Mr. Baker, 5,000; Mr. Carlin, 7,500; Ms. Gersh, 5,000; and Ms. Naughton, 7,500.

Compensation Committee Interlocks and Insider Participation

The members of our Compensation Committee during the year ended December 31, 2007 were Mr. Carlin, Ms. Gersh and Ms. Naughton.

During 2007:

•	none of the members of the Compensation Committee was an officer (or former officer) or employee of The Knot or any of its subsidiaries;
•	none of the members of the Compensation Committee had a direct or indirect material interest in any transaction in which The Knot was a participant and the amount involved exceeded $120,000;
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served on our Compensation Committee;
•	none of our executive officers was a director of another entity where one of that entity’s executive officers served on our Compensation Committee; and
•	none of our executive officers served on the compensation committee (or another board committee with similar functions or, if none, the entire board of directors) of another entity where one of that entity’s executive officers served as a director on our Board of Directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

General

On an ongoing basis, the Audit Committee is required by its charter to review all related party transactions (those transactions that are required to be disclosed in this Proxy Statement by SEC Regulation S-K, Item 404 and under Nasdaq’s rules), if any, for potential conflicts of interest and all such transactions must be approved by the Audit Committee. Set forth below is information concerning the relationships and transactions that have been approved by the Audit Committee.

Macy’s, Inc. (“Macy’s”)

Peter Sachse was a director from October 3, 2006 until April 11, 2007. Mr. Sachse is Chairman and Chief Executive Officer of Macys.com, a division of Macy’s. Macy’s beneficially owns more than 5% of our Common Stock.

On February 19, 2002, we entered into a Common Stock Purchase Agreement with May Bridal, an affiliate of May Department Stores Company, pursuant to which we sold 3,575,747 shares of Common Stock to May Bridal for $5,000,000 in cash. The Common Stock Purchase Agreement provided that if we proposed to sell, transfer or otherwise issue any common or preferred stock or other interest convertible into Common Stock (“equity interests”) to any third party (other than shares previously reserved or certain shares which shall be reserved for future issuance pursuant to Stock Incentive Plans approved by the Board of Directors or stockholders of The Knot) and which transaction would dilute May Bridal’s interest in the Common Stock or voting power of The Knot prior to such transaction by more than one percentage point, then we would offer May Bridal the right to acquire a similar equity interest, on the same terms and conditions as offered to the third party, in such amount as to preserve its percentage interest in the Common Stock and voting power of The Knot. If we proposed to acquire any equity interest from a third party, which transaction would result in May Bridal’s interest in the Common Stock or voting power of The Knot exceeding 20%, then we would offer to acquire equity interests from May Bridal on the same terms as offered to the third party, to permit May Bridal to own less than 20% of the Common Stock or voting power of The Knot after the transaction. In addition, under an amendment to the Common Stock Purchase Agreement dated November 11, 2003, so long as May Bridal owned more than 10% of the Common Stock or voting power of The Knot, May Bridal would have the right to designate one member of the Board of Directors of The Knot and to nominate and submit such person for election by the stockholders of The Knot. May Bridal waived its right to acquire equity interests in connection with the sale of Common Stock by The Knot in November 2003.

We also entered into a Media Services Agreement with May pursuant to which The Knot and May developed integrated marketing programs to promote and support those May department store companies that offer wedding registry services. The Media Services Agreement, as amended, had an initial term of three years expiring in February 2005 and could be automatically extended for up to three additional one-year terms unless terminated by May. In November 2004 and 2005, the Media Services Agreement was automatically extended through February 2006 and February 2007, respectively.

May Bridal was merged into May in January 2005. Macy’s, formerly Federated Department Stores, Inc., acquired May through a merger effective August 30, 2005. Macy’s waived its right to acquire equity interests in connection with the sale of Common Stock by The Knot during the three months ended September 30, 2006. Macy’s elected to terminate the Media Services Agreement as of February 2007.

For the years ended December 31, 2007, 2006 and 2005, we recorded revenues under the Media Services Agreement in the amounts of $68,000, $401,000 and $292,000, respectively. In addition, we recorded revenue under other advertising agreements with May affiliates and with certain Macy’s affiliates subsequent to August 30, 2005, which aggregated approximately $922,000, $1.0 million and $932,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Effective June 1999, WeddingChannel and Macy’s entered into the FDS Registry Agreement. The FDS Registry Agreement, as amended and supplemented, provides that WeddingChannel is responsible for the operation and maintenance of the website on which all bridal registries may be accessed for the department stores owned by Macy’s. WeddingChannel receives a commission from the sale of Macy’s bridal registry products through this website. The FDS Registry Agreement expires in January 2011. For the year ended

December 31, 2007 and for the period from September 8, 2006 to December 31, 2006, WeddingChannel recorded registry services revenue under the FDS Registry Agreement of approximately $8.2 million and $2.0 million, respectively, and recorded other service fees from Macy’s of $412,000 and $89,000, respectively.

At December 31, 2007 and 2006, we had accounts receivables from Macy’s and its affiliates of $1.3 million and $670,000, respectively.

On June 5, 2006, we entered into an agreement with Macy’s, which was effective on September 8, 2006, the date of the closing of The Knot’s acquisition of WeddingChannel. Pursuant to this agreement, (1) for so long as it owns more than 5% of the outstanding Common Stock or voting power of The Knot, Macy’s shall have the right to designate one member of the Board of Directors of The Knot and to nominate and submit such person for election by the stockholders of The Knot, and (2) for so long as it owns a number of shares equal to at least 5% of the outstanding Common Stock of The Knot, Macy’s shall have certain registration rights. In each case under this agreement, the outstanding Common Stock or voting power of The Knot shall be based on the outstanding Common Stock or voting power of The Knot immediately following the closing of the WeddingChannel acquisition and only sales or transfers (other than transfers to affiliates of Macy’s) of The Knot’s Common Stock by Macy’s or any of its affiliates shall be taken into consideration in determining whether the 5% ownership level has been satisfied.

On April 11, 2007, Peter Sachse, the Macy’s designated member of the Board, resigned. Currently, Macy’s is not exercising its right to designate one member of the Board. Effective April 11, 2007, the Board approved a resolution granting Macy’s the right to designate one observer to attend Board meetings in lieu of designating one representative to the Board.

Monster Worldwide, Inc. (“Monster”)

Charles Baker has served as one of our directors since November 2005. Mr. Baker was the Senior Vice President and Chief Financial Officer of Monster from 2005 until June 2007.

During 2007, we recorded no advertising revenues from Monster. In addition, we utilized Monster services in the ordinary course of business (recruiting) and paid fees aggregating $27,000.

Oxygen Media LLC (“Oxygen”)

Lisa Gersh has served as one of our directors since June 2005. Ms. Gersh has been the President, Chief Operating Officer and co-founder of Oxygen Network since 1998.

In January 2003, “Real Weddings from The Knot” premiered on the Oxygen Network. The Knot collaborated with Oxygen in the creation and production of the series, which followed couples planning through their wedding process in the weeks leading up to their nuptials. In January 2004, The Knot and Oxygen debuted a wedding gown fashion program called “Bridal Fashion Exclusive from The Knot”. Oxygen continued to renew these programs annually through 2005, with the final productions airing in January 2006. Through these shows, we expand the awareness of our brand and services to a broad national audience. No further shows were produced in 2006, though reruns air often. There are no payments made by The Knot and Oxygen to each other in connection with the agreements surrounding the programming.

Google, Inc. (“Google”)

Eileen Naughton has served as one of our directors since October 2006. Ms. Naughton has been employed by Google since September 2006, and currently serves as Director, Media Platforms.

During 2007, we recorded revenues generated through Google AdSense text links on our PromSpot website totaling less than $1,000. In addition, during the ordinary course of business we utilized Google AdWords for advertising and recorded expenses of $335,000.

Miscellaneous

Our Certificate of Incorporation eliminates, subject to certain exceptions, directors’ personal liability to The Knot or our stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director’s duty of loyalty to The Knot or our stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

Our Bylaws provide that we shall indemnify our directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify our other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, we have entered into indemnification agreements with our directors and officers. The indemnification agreements contain provisions that require us, among other things, to indemnify our directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as our directors or executive officers or other entities to which they provide service at our request and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. We believe that these provisions and agreements are necessary to attract and retain qualified directors and officers. We have obtained an insurance policy covering our directors and officers for claims that such directors and officers may otherwise be required to pay or for which we are required to indemnify them, subject to certain exclusions.

PROPOSAL TWO — RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee of The Board of Directors has reappointed the firm of Ernst & Young LLP, the independent registered public accounting firm for The Knot during the year ended December 31, 2007, to serve in the same capacity for the year ending December 31, 2008, and is asking the stockholders to ratify this appointment. Representatives of the firm of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

The appointment of independent auditors is made annually by the Audit Committee and subsequently submitted to the stockholders for ratification. Before making its appointment of Ernst & Young LLP, the Audit Committee carefully considered that firm’s qualifications as the independent registered public accounting firm for The Knot. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with Ernst & Young LLP in all of these respects.

Fees

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q and for other attest services, primarily consents related to SEC registration statements, were $1,161,000 and $1,108,000 for 2007 and 2006, respectively.

Audit-Related Fees

No audit-related services were rendered during 2007. The aggregate fees billed by Ernst & Young LLP for services rendered related to due diligence for the WeddingChannel acquisition during 2006 were $268,695.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for tax compliance, tax consulting and tax planning services were $145,815 and $132,390 for 2007 and 2006, respectively.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for other services, consisting of Sarbanes-Oxley consultation in 2006 and the Ernst & Young online accounting reference tool in 2007 and 2006, were $2,700 and $11,200 during 2007 and 2006, respectively. No other services were rendered by Ernst & Young LLP during 2007 and 2006 other than those described above.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and permissible non-audit services and has considered whether the provision of the services covered by the categories “Tax Fees” and “All Other Fees” are compatible with maintaining the independence of Ernst & Young LLP. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

As early as practicable in each year, Ernst & Young provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule will be specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline the proposed services. Upon approval, this schedule will serve as the budget for fees by specific activity or service for the year.

A schedule of additional services proposed to be provided by Ernst & Young or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule will be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee will by resolution authorize or decline authorization for each proposed new service.

Vote Required

The affirmative vote of the holders of a majority of the shares of Common Stock represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee believes that such a change would be in The Knot’s and our stockholders’ best interests.

Recommendation of the Board of Directors

The Board of Directors recommends a vote “FOR” the ratification of the selection of Ernst & Young LLP to serve as The Knot’s independent registered public accounting firm for the year ending December 31, 2008.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The charter of the Audit Committee of the Board of Directors specifies that the purpose of the Committee is to assist the Board of Directors in its oversight of:

•	the integrity of The Knot’s financial statements;
•	the adequacy of The Knot’s system of internal accounting and financial controls;
•	the appointment, engagement and performance of the independent registered public accounting firm and the evaluation of the independent auditors’ qualifications and independence; and
•	The Knot’s compliance with legal and regulatory requirements.

In discharging its responsibilities, the Committee is not itself responsible for the planning or the performance of audits, or for any determination that The Knot’s financial statements are complete and accurate, or in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation, and integrity of The Knot’s financial statements and for the appropriateness of the accounting principles and reporting policies that are used by The Knot. The Knot’s independent registered public accounting firm, Ernst & Young LLP (“Ernst & Young”) is responsible for auditing The Knot’s financial statements and for reviewing The Knot’s unaudited interim financial statements.

The Committee met six times in 2007. The Committee’s meetings included separate discussions with management and Ernst & Young.

As part of its oversight of The Knot’s financial statements, the Committee reviewed and discussed with both management and Ernst & Young all annual financial statements and quarterly operating results prior to their issuance. Management represented to the Committee that each set of financial statements reviewed had been prepared in accordance with generally accepted accounting principles. The Committee discussed with Ernst & Young the matters required to be discussed pursuant to Statement on Auditing Standards No. 61 (Communication with Audit Committees), including the quality of The Knot’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Committee also discussed with Ernst & Young the critical accounting policies and practices used in the preparation of The Knot’s annual consolidated financial statements and whether there were any audit problems.

The Committee discussed with Ernst & Young that firm’s independence from The Knot and management. The Committee obtained and reviewed the written disclosures and letter required by the Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and provided to the Committee by Ernst & Young. The Committee also discussed with Ernst and Young:

•	The firm’s internal quality control procedures;
•	Any material issues raised by the most recent internal quality control review (or peer review) of the firm; and
•	All relationships between the firm and The Knot.

The Committee reviewed and pre-approved the fees for services rendered by Ernst & Young for year 2007 and considered whether the provision of non-audit services by Ernst & Young in 2007 was compatible with maintaining the auditors’ independence.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in The Knot’s Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the SEC.

The Committee has appointed Ernst & Young as The Knot’s independent registered public accounting firm for the year ending December 31, 2008.

Submitted by the Audit Committee of The Knot’s Board of Directors:

Charles Baker (Chair)
Lisa Gersh
Eileen Naughton

OWNERSHIP OF SECURITIES

The following table sets forth information with respect to the beneficial ownership of our outstanding Common Stock as of April 14, 2008, by:

•	each person or group of affiliated persons whom we know to beneficially own more than five percent of our Common Stock;
•	each of our executive officers named in the “Summary Compensation Table” of this Proxy Statement;
•	each of our directors and director nominees; and
•	all of our directors and executive officers as a group.

The following table gives effect to the shares of Common Stock issuable within 60 days of April 14, 2008 upon the exercise of all options and other rights beneficially owned by the indicated stockholders on that date. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to shares. Percentage of beneficial ownership is based on 31,852,895 shares of Common Stock outstanding at April 14, 2008 (excluding shares held in treasury). Unless otherwise indicated, the persons named in the table directly own the shares and have sole voting and sole investment power with respect to all shares beneficially owned. All shares of restricted Common Stock may be voted by a holder, whether or not vested.

Name and Address	Number of Shares Beneficially Owned	Percentage of Common Stock Outstanding
5% Stockholders
Macy’s Corporate Services, Inc.(1)	3,662,487	11.5%
T. Rowe Price Associates, Inc.(2)	3,200,100	10.0%
Fidelity Management & Research Company(3)	2,683,100	8.4%
Manulife Financial Corporation(4)	2,614,180	8.2%
Kornitzer Capital Management, Inc.(5)	2,101,045	6.6%
Rainier Investment Management, Inc.(6)	1,742,787	5.5%
Waddell & Reed Financial, Inc.(7)	1,695,400	5.3%

Named Executive Officers and Directors
David Liu(8)	957,252	3.0%
Richard Szefc(9)	499,452	1.5%
Janet Scardino(10)	50,000	*
Sandra Stiles(11)	547,255	1.7%
Armando Cardenas-Nolazco(12)	0	*
Charles Baker(13)	12,500	*
Ira Carlin(14)	10,000	*
Lisa Gersh(15)	10,000	*
Eileen Naughton(16)	10,000	*
All Directors and Executive Officers as a group (10 persons)(17)	2,096,459	6.4%

*	Less than 1%.
(1)	The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 12, 2008 by Macy’s Corporate Services, Inc., an indirect wholly owned subsidiary of Macy’s, Inc. The Schedule 13G states that Macy’s Corporate Services, Inc. has shared power to vote and dispose of 3,662,487 shares. The address of Macy’s Corporate Services, Inc. is 7 West Seventh Street, Cincinnati, Ohio 45202.

(2)	The information in this footnote is based upon information set forth in a Schedule 13G/A filed with the SEC on February 13, 2008 by T. Rowe Price Associates, Inc. The Schedule 13G/A states that T. Rowe Price Associates, Inc. has the sole power to vote 196,800 shares and the sole power to dispose of 3,200,100 shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.
(3)	The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 14, 2008 by FMR LLC and Edward C. Johnson 3d. The Schedule 13G states that Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 2,683,100 shares as a result of acting as investment adviser to various registered investment companies (the “Fidelity Funds”). Edward C. Johnson 3d, FMR LLC, through its control of Fidelity, and the Fidelity Funds each has sole power to dispose of the 2,683,100 shares owned by the Funds. Members of the family of Edward C. Johnson 3d, Chairman of FMR LLC, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Edward C. Johnson 3d, Chairman of FMR LLC, has the sole power to vote or direct the voting of the shares owned directly by the Fidelity Funds, which power resides with the Funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. The address of Fidelity is 82 Devonshire Street, Boston, Massachusetts 02109.
(4)	The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on January 28, 2008 by Manulife Financial Corporation and its indirect, wholly-owned subsidiaries, MFC Global Investment Management (U.S.A.) Limited (“MFC Limited”) and MFC Global Investment Management (U.S.), LLC (“MFC LLC”). The Schedule 13G states that MFC Limited has the sole power to vote and dispose of 11,597 shares and MFC LLC the sole power to vote and dispose of 2,602,583 shares. The address of Manulife Financial Corporation and MFC Limited is 200 Bloor Street, East, Toronto, Ontario, Canada, M4W 1E5. The address of MFC LLC is 101 Huntington Street, Boston, Massachusetts 02199.
(5)	The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on March 3, 2008 by Kornitzer Capital Management, Inc. The Schedule 13G states that Kornitzer Capital Management has the sole power to vote 2,101,045 shares, shared power to dispose of 1,981,375 shares, and sole power to dispose of 119,670 shares. The address of Kornitzer Capital Management, Inc. is 5420 West 61st Place, Shawnee Mission, Kansas 66205.
(6)	The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 14, 2008 by Rainier Investment Management, Inc. The Schedule 13G states that Rainier Investment Management, Inc. has the sole power to vote 1,669,887 shares and the sole power to dispose of 1,742,787 shares. The address of Rainier Investment Management, Inc. is 601 Union Street, Suite 2801, Seattle, Washington 98101.
(7)	The information in this footnote is based upon information set forth in a Schedule 13G filed with the SEC on February 1, 2008 by Waddell & Reed Financial, Inc. (“WDR”), Ivy Investment Management Company (“IICO”), Waddell & Reed Investment Management Company (“WRIMCO”), Waddell & Reed, Inc. (“WRI”) and Waddell & Reed Financial Services, Inc. (“WRFSI”). IICO and WRIMCO are investment advisory subsidiaries of WDR and WRI, respectively. WRI is a broker-dealer and underwriting subsidiary of WRFSI, a parent holding company. In turn, WRFSI is a subsidiary of WDR, a publicly traded company. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. The Schedule 13G states that IICO has sole direct power to vote and dispose of 530,700 shares, WRIMCO has sole direct power and WRI and WRFSI have sole indirect power to vote and dispose of 1,164,700 shares, and WDR has sole indirect power to vote and dispose of 1,695,400 shares. The address of each entity listed above is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(8)	Includes 22,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 451,945 shares of Common Stock issuable upon the exercise of presently exercisable options and 53,333 shares of Common Stock issuable upon the exercise of options exercisable within 60 days. Includes 200,000 shares that are owned of record by a GRAT over which Mr. Liu has indirect beneficial ownership.
(9)	Includes 17,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 329,101 shares of Common Stock issuable upon the exercise of presently exercisable options and 41,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.
(10)	Consists of 50,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(11)	Includes 17,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 218,000 shares of Common Stock issuable upon the exercise of presently exercisable options and 41,667 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.
(12)	Mr. Cardenas-Nolazco resigned from The Knot effective February 29, 2008.
(13)	Includes 2,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. All 12,500 shares are owned of record by a family trust over which Mr. Baker has indirect beneficial ownership as trustee.
(14)	Includes 5,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(15)	Includes 2,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(16)	Includes 5,000 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days.
(17)	Includes 162,500 shares of restricted Common Stock that are subject to repurchase rights by us, for $0.01 per share, that do not lapse within 60 days. Includes 1,135,713 shares of Common Stock issuable upon the exercise of options that are presently exercisable or exercisable within 60 days.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires The Knot’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all reports they file pursuant to Section 16(a).

Based solely on a review of (i) the copies of such reports furnished to The Knot and (ii) the written representations received from one or more of such reporting persons or entities that no annual Form 5 reports were required to be filed by them for 2007, we believe that, during 2007, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% stockholders were satisfied in a timely manner.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholder proposals that are intended to be presented at our annual meeting of stockholders to be held in 2009 must be received by us no later than December 22, 2008, if such proposals are to be included in the proxy statement and related proxy materials relating to that meeting pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended. In addition, under The Knot’s Bylaws, any proposal for consideration at our annual meeting of stockholders to be held in 2009 submitted by a stockholder other than pursuant to Rule 14a-8 will be considered timely if it is received by The Knot’s Secretary at our principal executive offices between the close of business on January 21, 2009 and the close of business on February 20, 2009, and is otherwise in compliance with the requirements set forth in The Knot’s Bylaws, which can be accessed in the “Investor Relations—Corporate Governance” section of The Knot’s website at www.theknot.com. The proxy solicited by the Board of Directors for the annual meeting of stockholders to be held in 2009 will confer discretionary authority to vote as the proxy holders deem advisable on any stockholder proposal which is considered untimely.

ANNUAL REPORT

The Knot filed an Annual Report on Form 10-K for the year ended December 31, 2007 with the Securities and Exchange Commission on March 13, 2008. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013. The report is also available through our website at www.theknot.com.

A copy of The Knot’s Annual Report for the year ended December 31, 2007 is being mailed concurrently with this Proxy Statement to all stockholders entitled to notice of and to vote at the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy solicitation material.

In order to reduce printing and postage costs, only one Annual Report or Proxy Statement, as applicable, will be mailed to multiple stockholders sharing an address unless The Knot receives contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one Proxy Statement, The Knot will deliver promptly a separate copy of the Annual Report and the Proxy Statement to any stockholder who sends a written request to Investor Relations at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013. If your household is receiving multiple copies of The Knot’s annual reports or proxy statements and you wish to request delivery of a single copy, you may send a written request to Investor Relations at our executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013.

INCORPORATION BY REFERENCE

Notwithstanding anything to the contrary set forth in any of The Knot’s previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by The Knot under those statutes, the Compensation Committee Report, the Audit Committee Report, references to the Audit Committee Charter and references to the independence of the Audit Committee members are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by The Knot under those statutes, except to the extent that The Knot specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

OTHER MATTERS

The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying Proxy to vote the shares represented thereby on such matters in accordance with their best judgment. Discretionary authority with respect to such other matters is granted by the execution of the accompanying Proxy.

ANNUAL MEETING OF STOCKHOLDERS OF

THE KNOT, INC.

May 21, 2008

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20230000000000001000 9 052108

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF THE DIRECTOR NOMINEES AND "FOR" PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of Directors: The nominees listed are standing for re-election to the Board for the term to expire in 2011.

NOMINEES:

- ☐ FOR ALL NOMINEES — ○ Lisa Gersh, ○ David Liu
- ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES
- ☐ FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark "FOR ALL EXCEPT" and fill in the circle next to each nominee you wish to withhold, as shown here: ●

	FOR	AGAINST	ABSTAIN
2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM: To ratify the selection of Ernst & Young LLP as independent registered public accounting firm for the calendar year ending December 31, 2008	☐	☐	☐

UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR AT ANY POSTPONEMENT OR ADJOURNMENT THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS, JUST SIGN BELOW -- NO BOXES NEED BE CHECKED.

CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder ____________ Date: ______ Signature of Stockholder ____________ Date: ______

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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PROXY CARD

THE KNOT, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints David Liu and Richard Szefc, jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of THE KNOT, INC. to be held on Wednesday, May 21, 2008, or at any postponement or adjournment thereof, as specified on the reverse, and to vote in his or their discretion on such other business as may properly come before the Annual Meeting or at any postponement or adjournment thereof.

(Continued and to be signed on the reverse side)

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